Filed pursuant to Rule 433
Registration Nos. 333-186439,
333-186018, 333-175503, 333-178972,
333-180179, 333-182448 and 333-176370.

Guggenheim Investments is proud to be a leading participant in Schwab ETF OneSource—an innovative program allowing advisors and investors to trade select ETFs commission free.1 With 40 ETPs in Schwab ETF OneSource, Guggenheim offers the largest line-up within the program including choices across equity, equity income, capitalization range, sector, fixed income, international equity and currency categories.

  AVAILABLE GUGGENHEIM INVESTMENTS ETPs ON SCHWAB ETF ONESOURCE

Ticker	Fund Name	Morningstar Category

U.S. EQUITY

XLG	Guggenheim Russell Top 50® Mega Cap ETF[2]	Large Blend

RSP	Guggenheim S&P 500® Equal Weight ETF[2]	Large Blend

DEF	Guggenheim Defensive Equity ETF[3]	Large Value

CVY	Guggenheim Multi-Asset Income ETF[3]	Large Value

EWRS	Guggenheim Russell 2000® Equal Weight ETF[2]	Small Blend

INTERNATIONAL EQUITY

HAO	Guggenheim China Small Cap ETF[3]	China Region

EEB	Guggenheim BRIC ETF[3]	Diversified Emerging Mkts

EWEM	Guggenheim MSCI Emerging Markets Equal Weight ETF[2]	Diversified Emerging Mkts

FRN	Guggenheim Frontier Markets[3]	Diversified Emerging Mkts

YAO	Guggenheim China All-Cap ETF[3]	China Region

SECTOR EQUITY

RCD	Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF[2]	Consumer Cyclical

RHS	Guggenheim S&P 500® Equal Weight Consumer Staples ETF[2]	Consumer Defensive

RYE	Guggenheim S&P 500® Equal Weight Energy ETF[2]	Equity Energy

RYF	Guggenheim S&P 500® Equal Weight Financial ETF[2]	Financial

RYH	Guggenheim S&P 500® Equal Weight Health Care ETF[2]	Health

RGI	Guggenheim S&P 500® Equal Weight Industrials ETF[2]	Industrials

RTM	Guggenheim S&P 500® Equal Weight Materials ETF[2]	Natural Resources

RYT	Guggenheim S&P 500® Equal Weight Technology ETF[2]	Technology

RYU	Guggenheim S&P 500® Equal Weight Utilities ETF[2]	Utilities

Ticker	Fund Name	Morningstar Category

FIXED INCOME

BSJD	Guggenheim BulletShares 2013 High Yield Corporate Bond ETF[3]	High Yield Bond

BSJE	Guggenheim BulletShares 2014 High Yield Corporate Bond ETF[3]	High Yield Bond

BSJF	Guggenheim BulletShares 2015 High Yield Corporate Bond ETF[3]	High Yield Bond

BSJG	Guggenheim BulletShares 2016 High Yield Corporate Bond ETF[3]	High Yield Bond

BSJH	Guggenheim BulletShares 2017 High Yield Corporate Bond ETF[3]	High Yield Bond

BSJI	Guggenheim BulletShares 2018 High Yield Corporate Bond ETF[3]	High Yield Bond

BSCD	Guggenheim BulletShares 2013 Corporate Bond ETF[3]	Short-Term Bond

BSCE	Guggenheim BulletShares 2014 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCF	Guggenheim BulletShares 2015 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCG	Guggenheim BulletShares 2016 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCH	Guggenheim BulletShares 2017 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCI	Guggenheim BulletShares 2018 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCJ	Guggenheim BulletShares 2019 Corporate Bond ETF[3]	Intermediate- Term Bond

BSCK	Guggenheim BulletShares 2020 Corporate Bond ETF[3]	Intermediate- Term Bond

CURRENCIES

FXA	CurrencyShares® Australian Dollar Trust[2]	Currency

FXB	CurrencyShares® British Pound Sterling Trust[2]	Currency

FXC	CurrencyShares® Canadian Dollar Trust[2]	Currency

FXE	CurrencyShares® Euro Trust[2]	Currency

FXY	CurrencyShares® Japanese Yen Trust[2]	Currency

FXS	CurrencyShares® Swedish Krona Trust[2]	Currency

FXF	CurrencyShares® Swiss Franc Trust[2]	Currency

Schwab ETF OneSource is a trademark of Charles Schwab & Co., Inc. Used with permission.

1 Conditions Apply: Trades in ETFs available through Schwab ETF OneSource™ (including Schwab ETFs) are available without commissions when placed online in a Schwab account. Trade orders placed through a broker will receive the negotiated broker-assisted rate. An exchange processing fee applies to sell transactions. Certain types of transactions in Schwab ETF OneSource funds are not eligible for the commission waiver, such as short sells and buys to cover (not including Schwab ETFs). Schwab reserves the right to change the ETFs we make available without commissions. Please see the pricing guide for additional information.

2 Referenced Funds/Trusts are distributed by Guggenheim Distributors, LLC.

3 Referenced Funds are distributed by Guggenheim Funds Distributors, LLC.

For more information about Guggenheim Investments ETFs,

call our ETF Knowledge Center at 888.WHY.ETFs.

This communication is for informational purposes only and should not be considered as investing advice nor a recommendation of any particular security, strategy, investment product or investing platform. The Schwab ETF OneSource is not sponsored, endorsed or promoted by Guggenheim Investments. Guggenheim Investments and its affiliates are not affiliated with Schwab.

RISK CONSIDERATIONS There can be no assurance that the funds will achieve their investment objectives. Investors should consider the following risk factors and special considerations associated with investing in an ETF, which may cause you to lose money, including the entire principal amount that you invest. • Investment returns and principal value will fluctuate so that when shares are redeemed, they may be worth more or less than original cost. Most investors will also incur customary brokerage commissions when buying or selling shares of an ETF. • Investments in securities and derivatives, in general, are subject to market risks that may cause their prices to fluctuate over time. • ETF shares may trade below their net asset value (“NAV”). The NAV of shares will fluctuate with changes in the market value of an ETF’s holdings. In addition, there can be no assurance that an active trading market for shares will develop or be maintained. • Tracking error risk refers to the risk that the advisor may not be able to cause the ETF’s performance to match or correlate to that of the ETF’s underlying index, either on a daily or aggregate basis. Tracking error risk may cause the ETF’s performance to be less than you expect. Please refer to the individual ETF prospectus for a more detailed discussion of the fund-specific risks and considerations.

Read a fund’s prospectus and summary prospectus (if available) carefully before investing. It contains the fund’s investment objectives, risks, charges, expenses and other information, which should be considered carefully before investing. Obtain a prospectus and summary prospectus (if available) at guggenheiminvestments.com or call 888.WHY.ETFs.

Each CurrencyShares® Trust (each a “Trust” and collectively, the “Trusts”) has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest in the shares of a Trust, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at sec.gov. Alternatively, visit currencyshares.com or the Trust will arrange to send you its prospectus if you request it by calling toll-free 800.820.0888.

Guggenheim Investments represents the investment management businesses of Guggenheim Partners, LLC (“GP”), which includes Security Investors, LLC (“SI”), Guggenheim Funds Investment Advisors, LLC (“GFIA”) and Guggenheim Partners Investment Management (“GPIM”), the investment advisers to the referenced funds. Guggenheim Specialized Products, LLC (“GSP”), the Sponsor for the CurrencyShares Trusts, is a wholly owned subsidiary of SI. Guggenheim Distributors, LLC and Guggenheim Funds Distributors, LLC are affiliated with GP, SI, GFIA, GPIM and GSP.

NOT FDIC INSURED • NOT BANK GUARANTEED • MAY LOSE VALUE

GIETF-ONESOURCE-1212 x1213 #7493

GUGGENHEIM INVESTMENTS	GUGGENHEIMINVESTMENTS.COM